UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 Or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 10, 2017

GT Biopharma, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	000-08092	94-1620407
(State or other Jurisdiction of Incorporation or organization)	(Commission File Number)	(IRS Employer I.D. No.)

100 South Ashley Drive
Suite 600
Tampa, FL 33602
Phone: (800) 304-9888
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

N/A
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule l 4a- l 2 under the Exchange Act ( 17 CFR 240. l 4a- l 2)

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Pre-commencement communications pursuant to Rule l 4d-2(b) under the Exchange Act (17 CFR 240. l 4d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. l 3e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

ITEM 1.01 Amendment of Material Definitive Agreements.

During the last week of August 2017, the Company entered into various agreements (the “Agreements”), that resulted in the retirement of the then outstanding debentures, preferred stock and warrants for the purchase of common stock, previously issued by the Company (the “Old Securities”). In exchange for the Old Securities, the holders of the Old Securities (the “Holders”), received newly issued common stock, warrants for the purchase of common stock and in some cases, shares of newly issued Series J Preferred Stock convertible into common stock. The common stock received by the Holders pursuant to the Agreements together with the common stock issuable upon the exercise of newly issued warrants and upon the conversion of Series J Preferred stock is referred to hereinafter as the “New Stock”. Pursuant to the Agreements, for a period of one year, any Holder cannot on any given day sale a larger percentage of the total common stock of the Company traded on that day than the percentage of the Holder’s New Stock when compared to all New Stock issued under the Agreements (a Holder’s “Allotted Shares”).

Effective October 10, 2017, the Agreements were amended to adjust New Stock sales restrictions as follows: (1) no New Stock may be sold for a price of less than $7.00 per share until after November 30, 2017; (2) after December 1, 2017, a Holder’s Allotted Shares for one day may be sold on that day or over the subsequent five trading days; and (3) all trading restrictions shall terminate if and when the Company issues any securities for capital raising purposes.

ITEM 9.01 Exhibit.

Attached as Exhibit 99 is a copy of the press release issued in connection with the modification of trading restrictions discussed in Item 1.01 above.

SIGNATURE PAGE

Pursuant to the requirement of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GT Biopharma, Inc.

Dated: October 12, 2017	By:	/s/ Steven Weldon
Steven Weldon
Chief Financial Officer